Exhibit 77C0: Matters submitted to a vote of security holders

Shareholder Meeting Results

Rule 30e-1 under the Investment Company Act of 1940, as amended, requires registered management companies to report on all subject matters put to the vote of shareholders and provide final results. Shareholders were asked to participate in a special meeting of shareholders on December 19, 2013 which was adjourned to January 24, 2014, February 19, 2014 and February 27, 2014 (the “Shareholder Meeting”). The final results of the Shareholder Meeting are reported in the following tables.

All Funds

Proposal 1: To elect the following as Trustees of the Trust:
Proposed Trustee	Shares For	Shares Withheld
William L. Marshall	27,409,354,824.650	254,183,119.419
Patrick J. Riley	27,409,280,559.991	254,257,384.078
Richard D. Shirk	27,380,016,279.087	283,521,664.982
Bruce D. Taber	27,409,354,824.650	254,183,119.419
Scott F. Powers	27,409,367,740.825	254,170,203.244
Michael F. Holland	20,553,405,966.618	7,110,131,977.451
William L. Boyan	24,171,060,497.528	3,492,477, 446.541
Rina K. Spence	24,170,989,957.661	3,492,547,986.408
Douglas T. Williams	24,171,024,985.845	3,492,512,958.224
James E. Ross	26,484,252,573.671	1,179,285,370.398

Proposal 2: To approve an Amended and Restated Agreement and Declaration of Trust for the Trust:

For		Against	Abstentions	Broker Non-Votes
31,256,620,514.078	5,330,776,657.282		1,923,503,244.373	1,397,473,178.490

State Street Equity 500 Index Fund

Proposal 4.A-4.F:  To approve an amendment to the Fund’s fundamental investment restriction with respect to:

Proposal 4.A — Concentrating investments in an industry:

For	Against	Abstentions	Broker Non-Votes
13,946,950.358	493,664.878	2,282,653.443	N/A

Proposal 4.B — Borrowing money and issuing senior securities:

For	Against	Abstentions	Broker Non-Votes
13,766,986.207	613,254.034	2,343,028.438	N/A

Proposal 4.C — Making loans:

For	Against	Abstentions	Broker Non-Votes
14,208,519.580	653,360.731	1,861,388.368	N/A

Proposal 4.D — Investment in commodities and commodity contracts:

For	Against	Abstentions	Broker Non-Votes
13,894,241.711	600,590.888	2,228,436.080	N/A

Proposal 4.E — Investment in real estate:

For	Against	Abstentions	Broker Non-Votes
14,425,412.330	462,909.765	1,834,946.584	N/A

Proposal 4.F — Participation in the underwriting of securities:

For	Against	Abstentions	Broker Non-Votes
14,425,658.373	543,255.313	1,754,354.993	N/A

Proposal 4.H — To approve the elimination of the Fund’s fundamental investment restriction with respect to diversification of investments:

For	Against	Abstentions	Broker Non-Votes
13,893,700.829	569,289.286	2,260,278.564	N/A

Proposal 5: To make the fundamental investment objective of certain Funds non-fundamental:

For	Against	Abstentions	Broker Non-Votes
13,641,735.934	670,120.170	2,411,412.575	N/A